Exhibit 99.1

Media Contact
Casey Lassiter, 205 447-6410
casey.lassiter@encompasshealth.com

Investor Relations Contact
Crissy Carlisle, 205 970-5860
crissy.carlisle@encompasshealth.com

ENCOMPASS HEALTH APPOINTS THREE NEW INDEPENDENT DIRECTORS TO ITS BOARD OF DIRECTORS

BIRMINGHAM, Ala., Dec. 19, 2019 - Encompass Health Corporation (NYSE: EHC) today announced the appointment of three new independent directors, Greg Carmichael, Patricia Maryland, and Terrance Williams, effective January 1, 2020. The appointments will expand the Encompass Health board to 14 director seats as part of its ongoing succession planning.

Mr. Carmichael, age 57, joins the Encompass Health board with significant experience in information technology, analytics, and finance. Mr. Carmichael currently serves as chairman, president and chief executive officer of Fifth Third Bancorp. Since joining Fifth Third in 2003, he has also served as the chief operating officer and chief information officer. Prior to that, he was vice president and chief information officer for Emerson Electric, a worldwide provider of technology and energy solutions, and from 1986 to 1996, he served in several information technology and leadership roles at General Electric.
Ms. Maryland, age 66, joins the Encompass Health board with extensive healthcare experience. Her career in healthcare administration spans 40 years, most recently serving as an Executive Vice President for Ascension and the president and chief executive officer at Ascension Healthcare, a leading non-profit health system operating more than 2,600 sites of care including 150 hospitals and more than 50 senior living facilities in 20 states and the District of Columbia, from July 2017 through June 2019. Prior to that, Ms. Maryland held other executive and management positions in the Ascension organization for 13 years.
Mr. Williams, age 51, joins the Encompass Health board with a broad base of marketing, insurance (payor), and regulated-industry experience. He most recently served as executive vice president and chief marketing officer for Nationwide Mutual Insurance Company as well as the president of the Nationwide’s Emerging Businesses Group, which included legacy niche and emerging businesses, innovation teams, and a venture capital fund. Over a 30-year career in the insurance industry, Mr. Williams has served in various executive and leadership roles.

“We are pleased that Pat, Terrance and Greg, each an extremely accomplished and respected executive, will bring a wide and diverse range of skills and experiences to the Encompass Health Board,” said Leo I. Higdon Jr., Chairman of Encompass Health’s Board of Directors. “The appointment of these individuals reflects our commitment to adding new skills and perspectives in order to facilitate board transition as part of our succession planning, while maintaining the Company’s position as the leading provider of integrated healthcare solutions in a rapidly changing healthcare environment.”
About Encompass Health
As a national leader in integrated healthcare services, Encompass Health (NYSE: EHC) offers both facility-based and home-based patient care through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. With a national footprint that includes 133 hospitals, 245 home health locations, and 82 hospice locations in 37 states and Puerto Rico, the Company is committed to delivering high-quality, cost-effective, integrated care across the healthcare continuum. Encompass Health is ranked as one of Fortune’s 100 Best Companies to Work For. Encompass Health can be found on the Web at www.EncompassHealth.com.